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                                                                    EXHIBIT 3.2


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                      BROCADE COMMUNICATIONS SYSTEMS, INC.



        Brocade Communications Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        A. The name of the corporation is Brocade Communications Systems, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 11, 1999.

        B. This Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the corporation.

        C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

        D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:



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                                   ARTICLE I

        The name of the corporation is Brocade Communications Systems, Inc.

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

        The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        1. Authorized Capital. The corporation is authorized to issue two classes of stock, designated, respectively, "Common Stock" and "Preferred Stock," both of which shall have a par value of $.001 per share. The number of shares of Common Stock the corporation is authorized to issue is 30,000,000 shares. The number of shares of Preferred Stock the corporation is authorized to issue is 9,791,280 shares, 1,476,197 of which are designated as "Series A Preferred Stock," 833,750 of which are designated as "Series B Preferred Stock", 3,381,333 of which are designated "Series C Preferred Stock" and 4,100,000 of which are designated "Series D Preferred Stock".

        2. Authorized Capital Following Automatic Conversion Event. Upon the automatic conversion of all outstanding shares of Preferred in accordance with the provisions of Article V, Section 6.2 of this Certificate of Incorporation (the "Automatic Conversion Event"), the Company shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Company shall have the authority to issue shall be 50,000,000, $.001 par value, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 5,000,000, $.001 par value. Immediately following any Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the


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number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

        3. Restatement of Certificate of Incorporation. Immediately following any Automatic Conversion Event, the Board of Directors of the Company is authorized, without the further consent or approval of the stockholders of the Company to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock including those set forth in Article IV, section 1 above and Article V below (and, in connection with any such amendment and restatement, to renumber the remaining Articles).

                                   ARTICLE V

        The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

        1. DEFINITIONS. For purposes of this Article V, the following definitions shall apply:

               1.1 "Board" shall mean the Board of Directors of the Company.

               1.2 "Company" shall mean this corporation.

               1.3 "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company.

               1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

               1.5 "Dividend Rate" shall mean $0.08 per share per annum for each share of the Series A Preferred Stock, $0.32 per share per annum for each share of the Series B Preferred Stock, $0.24 per share per annum for each share of the Series C Preferred Stock and $0.4624 per share per annum for each share of the Series D Preferred Stock, as appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, consolidation or the like with respect to such shares.

               1.6 "Original Issue Date" shall mean, with respect to the Preferred Stock (as defined hereinafter), the date immediately following the effective date of the filing of this Certificate of Incorporation.

               1.7 "Original Issue Price" shall mean $1.00 per share for each share of the Series A Preferred Stock, $4.00 per share for each share of the Series B Preferred Stock, $3.00 per share for each share of the Series C Preferred Stock and $5.78 per share for each share of the Series D


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Preferred Stock, as appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, consolidation or the like with respect to such shares.

               1.8 "Remitted Repurchases" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

               1.9 "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, collectively.

               1.10 "Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $.001 per share, of the Company.

               1.11 "Series B Preferred Stock" shall mean the Series B Preferred Stock, par value $.001 per share, of the Company.

               1.12 "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $.001 per share, of the Company.

               1.13 "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $.001 per share, of the Company.

               1.14 "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

        2. DIVIDEND RIGHTS.

               2.1 Dividend Preferences. In each calendar year, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, respectively, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock shall have first been paid or declared and set apart for payment


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to the holders of the Series A Preferred Stock, dividends in the total amount of the annual Dividend Rate for the Series B Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series B Preferred Stock, dividends in the total amount of the annual Dividend Rate for the Series C Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series C Preferred Stock, and dividends in the total amount of the annual Dividend Rate for the Series D Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series D Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein.
Dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series
A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock in the amount of the annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

               2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared among the holders of the then outstanding Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock pro rata according to the number of shares of Common Stock held by such holders (where each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of, respectively, such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock pursuant to Section 6).

               2.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

        3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

               3.1 Preferred Stock. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets


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on any shares of Common Stock, an amount per share equal to the Original Issue
Price for each such series of Preferred Stock plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences set forth herein.

               3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof (where, for this purpose, holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock will be deemed to hold (in lieu such shares of Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock pursuant to Section 6).

               3.3 Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

               3.4 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                      (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                          (i) if the securities are then traded on a national
securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and


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                          (ii) if actively traded over-the-counter, then the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                          (iii) if there is no active public market, then the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                      (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs; (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

        4. REDEMPTION.

               4.1 Mandatory Redemption. Subject to the terms and conditions of this subsection, the Company shall, upon receiving at any time after August 28, 2002, a written request for the redemption of all the Preferred Stock under this
Section 4 signed by the holders of a majority of the voting power of the then outstanding shares of Preferred Stock (determined on an as-converted basis): (a) provided there are outstanding shares of Preferred Stock on the date that is the first day of the first calendar quarter commencing at least one (1) month following its receipt of such written redemption request (the "First Redemption Date"), on such First Redemption Date, redeem a number of shares of Preferred Stock equal to 25% of the shares of Series A Preferred Stock, 25% of the Series B Preferred Stock, 25% of the shares of Series C Preferred Stock and 25% of the shares of Series D Preferred Stock outstanding on the First Redemption Date; (b) provided there are outstanding shares of Preferred Stock on the first anniversary of the First Redemption Date, then on such first anniversary, redeem a number of shares of Preferred Stock equal to 33% of the shares of Series A Preferred Stock, 33% of the Series B Preferred Stock, 33% of the shares of Series C Preferred Stock and 33% of the shares of Series D Preferred Stock outstanding on the first anniversary of the First Redemption Date; (c) provided there are outstanding shares of Preferred Stock on the second anniversary of the First Redemption Date, on such second anniversary, redeem a number of shares of Preferred Stock equal to 50% of the shares of Series A Preferred Stock, 50% of the Series B Preferred Stock, 50% of the shares of Series C Preferred Stock and 50% of the shares of Series D Preferred Stock outstanding on the second anniversary of the First Redemption Date; and (d) provided there are outstanding shares of Preferred Stock on the third anniversary of the First Redemption Date, on such third anniversary, redeem all of the shares of Preferred Stock outstanding on the third anniversary of the First Redemption Date; from any source of funds legally available therefor at the redemption prices therefor described in this subsection, until all outstanding shares of Preferred Stock have been redeemed or converted to Common Stock as provided in Section 6; provided, however, that the Company, at its sole option and discretion, may redeem greater numbers (including all) of the outstanding shares of Preferred Stock, at the redemption price set forth in this subsection at any time on or after such seventh anniversary (provided that the Company has received such a request to redeem) to the extent permitted by law. The redemption price for each share of Preferred Stock shall be an amount equal to the Original Issue Price for the applicable series of Preferred Stock plus the amount of all declared and unpaid dividends thereon. If upon any


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redemption date scheduled under this subsection for the redemption of Preferred
Stock, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all shares of Preferred Stock then scheduled to be redeemed, then any such unredeemed shares shall be carried forward and shall be redeemed (together with any other shares of Preferred Stock then scheduled to be redeemed) at the next such scheduled redemption date to the full extent of legally available funds of the Company at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. Shares of Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Preferred Stock respectively until such shares have been converted or redeemed.

               4.2 Partial Redemption. No redemption shall be made under this
Section 4 of only a part of the then outstanding Preferred Stock which is to be redeemed hereunder unless the Company shall first, as between the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, redeem an equal percentage of the outstanding shares of each such series of Preferred Stock and then as between holders of the same series of Preferred Stock effect such redemption pro rata among all holders of each such series of outstanding Preferred Stock which are to be redeemed hereunder according to the number of shares held by each holder thereof on the applicable Redemption Date.

               4.3 Redemption Notice. At least twenty (20) but no more than sixty (60) days prior to the date fixed for any redemption of Preferred Stock (the "Redemption Date"), written notice shall be mailed by the Company, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder or given by the holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying such holder of the redemption to be effected, specifying the subsection hereof under which such redemption is being effected, the Redemption Date, the applicable redemption price, the number of such holder's shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock to be redeemed, the place at which payment may be obtained and the date on which such holder's conversion rights (as set forth in Section 6) as to such shares terminate (which date shall in no event be earlier than the close of business on the third business day prior to the Redemption Date) and calling upon such holder to surrender to the Company, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Notwithstanding the foregoing, only one Redemption Notice need be given for a redemption effected pursuant to subsection 4.1, provided such redemption notice identifies all scheduled redemption dates and provided that each new transferee who acquires shares of Preferred Stock after such shares are first to be redeemed under subsection 4.1 shall be given a similar Redemption Notice before redemption of any such holder's shares of Preferred Stock under subsection 4.1.



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               4.4 Surrender of Certificates. On or before each designated
Redemption Date, each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Preferred Stock into Common Stock as provided in Section 6 below), surrender the certificate(s) representing such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the Company shall promptly issue a new certificate representing the unredeemed shares.

               4.5 Effect of Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the redemption price is either paid or made available for payment through the deposit arrangements specified in subsection 4.6 below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all dividends with respect to such shares shall cease to accrue after the Redemption Date, such shares shall not thereafter be transferred on the Company's books and all of the rights of the holders of such shares with respect to such shares shall terminate after the Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate(s) therefor.

               4.6 Deposit of Redemption Price. On or prior to the Redemption Date, the Company may, at its option, deposit with a bank or trust company in San Francisco, California having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate redemption price for all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the redemption price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit, the shares so called for redemption shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 6 below. Any funds so deposited and unclaimed at the end of one (1) year from the Redemption Date shall be released or repaid to the Company, after which time the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Company.

        5. VOTING RIGHTS.

               5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.



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               5.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

               5.3 General. Subject to the foregoing provisions of this Section 5, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               5.4 Board of Directors Election and Removal.

                   (a) Election. So long as at least 500,000 shares (such number of shares being subject to proportional adjustment to reflect combinations or subdivisions of such Series A, Series B, Series C or Series D Preferred Stock or dividends declared in shares of such stock) of Preferred Stock are outstanding, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single block, shall be entitled to elect two (2) directors of the Company; (ii) the holders of the Common Stock, voting together as a single class, shall be entitled to elect one (1) director of the Company; (iii) the holders of Series D Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company provided that the outstanding shares of Preferred Stock include 750,000 shares of Series D Preferred Stock (such number of shares being subject to proportional adjustment to reflect combinations or subdivisions of such Series D Preferred Stock or dividends declared in shares of such stock); and (iv) the holders of the Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company. After such time as at least 500,000 shares (such number of shares being subject to proportional adjustment to reflect combinations or subdivisions of such Series A, Series B, Series C or Series D Preferred Stock or dividends declared in shares of such stock) of Preferred Stock are no longer outstanding, then the holders of the Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect all of the directors of the Company.

                   (b) Quorum; Required Vote.

                       (i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the voting power of the shares of the Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum of the Preferred Stock or Common Stock, as the case may be, for the election of directors to be elected solely by the holders of the Preferred Stock or Common Stock, respectively. The holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then


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outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of the director to be elected jointly by the holders of the Preferred Stock and the Common Stock.

                       (ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified class or classes of stock given the right to elect such director pursuant to subsection 5.4(a) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or
(ii) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of outstanding shares of such Specified Stock.

                       (iii) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection 5.4(a), then, other than a vacancy created by removal of a director, a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the unanimous written consent of such directors, the affirmative vote of a majority of such directors, whether or not less than a quorum, or by the sole remaining director elected by the holders of such Specified Stock if there be but one, or (ii) the affirmative vote of holders of the outstanding shares of such Specified Stock that are entitled to elect such director under subsection 5.4(a) or in the case of any such vote is taken by written consent without a meeting, by the consent of the holders of a majority of outstanding shares of such Specified Stock.

                       (iv) Removal. Subject to Section 303 of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection 5.4(a) or 5.4(c) or by any director or directors elected by holders of any Specified Stock as provided in subsection 5.4(c), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting. Any vacancy created by such removal may be filled only in the manner provided in subsection 5.4(b).

                       (v) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 5.4, shall be held in accordance with the procedures and provisions of the Company's Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                       (vi) Termination. Notwithstanding anything in this subsection 5.4 to the contrary, the provisions of this subsection 5.4 shall cease to be of any further force or effect upon the earlier to occur of: (i) the first date on which the total number of outstanding shares of Preferred Stock is less than 500,000 shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Series A, Series B, Series C or Series D Preferred Stock or dividends declared in shares of such stock); or (ii) upon the merger or consolidation of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger, if such consolidation or merger is approved by the stockholders of the Company in compliance with applicable law and the Articles of Incorporation and Bylaws of the Company; or (iii) a sale of all or substantially all of the Company's assets.

        6. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

               6.1 Optional Conversion.

                   (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the third business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

                   (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion, Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               6.2 Automatic Conversion.

                   (a) Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $10,000,000; or (ii) upon the Company's receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single block, to the conversion of all then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock under this Section 6.

                   (b) Each share of Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $10,000,000 and the public offering price per share of which equals or exceeds $8.00 per share (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Subsection 6.4); or (ii) upon the Company's receipt of the written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series D Preferred Stock to the conversion of all then outstanding Series D Preferred Stock under this Section 6.

                   (c) Upon the occurrence of any event specified in subparagraph 6.2(a) and/or 6.2(b) above, the outstanding shares of (i) Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, if the event fulfills one of the conditions set forth in subparagraph 6.2(a), and/or
(ii) the Series D Preferred Stock, if the event fulfills one of the conditions set forth in subparagraph 6.2(b), shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of such Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of such Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               6.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). After giving effect to the filing of these Amended and Restated Articles of Incorporation, the Conversion Price for the Series A Preferred Stock shall be $0.25, the Conversion

Price for the Series B Preferred Stock shall be $2.00, the Conversion Price for the Series C Preferred Stock shall be $3.00 and the Conversion Price for the Series D Preferred Stock shall be $5.78. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

               6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined) on or after the Original Issue Date, the Conversion Price of such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the applicable series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their applicable series of Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the applicable series of Preferred Stock or with respect to such other securities by their terms.

               6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the applicable series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of such shares of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               6.7 Sale of Shares Below Conversion Price.

                   (a) Adjustment Formula. If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this subsection 6.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection 6.5 or a recapitalization, reclassification or other change as provided in subsection 6.6, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                       (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                       (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                   (b) Certain Definitions. For the purpose of making any adjustment required under this subsection 6.7:

                       (i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; (B) shares of Series A Preferred Stock or Common Stock issued or issuable with respect to or upon exercise of warrants to purchase 51,197 shares of Series A Preferred Stock, 17,500 shares of Series B Preferred Stock or 48,000 shares of Series C Preferred Stock and (C) shares of Common Stock (or options, warrants or rights therefor) issued to employees, officers. or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts, agreements or other arrangements that are approved by the Board;

                       (ii) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                       (iii) "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                       (iv) "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

                       (v) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this subsection 6.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this subsection 6.7, for the issue of such Additional Shares of Common Stock.

                       (vi) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                   (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of the Preferred Stock required under this subsection 6.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                       (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                       (ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                       (iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that there actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

               6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books.

               6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               6.11 Notices. Any notice required by the provisions of this
Section 6 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               6.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

        7. RESTRICTIONS AND LIMITATIONS.

               7.1 Protective Provisions.

                   (a) So long as 400,000 shares of Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of two-thirds of the Preferred Stock then outstanding, voting as a single class:

                       (i) amend its Articles of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of any series of the Preferred Stock;

                       (ii) purchase or redeem any shares of Preferred Stock otherwise than pursuant to Section 4 hereof;

                       (iii) permit any subsidiary of the Company in which the Company holds a controlling voting interest to sell or issue stock to any party other than the Company;

                       (iv) amend its Articles of Incorporation to increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

                       (v) authorize any other stock having rights or preferences senior to or on a parity with any series of Preferred Stock;

                       (vi) merge or consolidate with or into any corporation if such merger or consolidation would result in the stockholders of the Company immediately prior to such merger or consolidation holding less than majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

                       (vii) sell all or substantially all the Company's assets in a single transaction or series of related transactions;

                       (viii) liquidate, dissolve or wind up the Company;

                       (ix) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases; provided that such repurchases do not exceed $25,000 in any twelve-month period without the consent of the Company's Board of Directors), directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding; or

                       (x) amend the Company's Bylaws to change the range of the authorized number of members of its Board of Directors.

        8. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

                                   ARTICLE VI

        The Corporation is to have perpetual existence.

                                   ARTICLE VII

        Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII

        1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation.

        2. At such time as a Registration Statement regarding the sale of the corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        3. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        4. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors ("Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

        5. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

        6. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

        7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                   ARTICLE IX

        Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal ARTICLE VIII or this ARTICLE IX.

                                    ARTICLE X

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in ARTICLE IX of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   ARTICLE XI
        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE XII
        1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

        3. Neither any amendment nor repeal of this Article XII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article XII, shall eliminate or reduce the effect of this
Article XII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE XIII

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XIV

        Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE XV

        Until a Registration Statement regarding the sale of the Corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, stockholders shall be entitled to cumulative voting rights as set forth in this Article XV and the Bylaws of the Corporation. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. As of the date that a Registration Statement regarding the sale of the Corporation's Common Stock to the public is declared effective by the Securities and Exchange Commission, this Article XV shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Incorporation to be signed by Gregory L. Reyes, its Chief Executive Officer, effective as of ________ __, 1999.

                                    BROCADE COMMUNICATIONS SYSTEMS, INC.


                                    By:
                                        -------------------------------------
                                        Gregory L. Reyes
                                        President and Chief Executive Officer